Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 13, 2003	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
ATTLEBORO, MASSACHUSETTS

SWANK, INC. REPORTS SALES AND NET LOSS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

ATTLEBORO, MASSACHUSETTS, November 13, 2003 -- John Tulin, President of SWANK, INC., (OTCBB:SNKI), today reported the net sales and operating results for the company's third quarter and nine months ended September 30, 2003:
(In thousands except shares and per share)
	Three months		Nine months
	Ended September 30		Ended September 30
	2003	2002	2003	2002

Net Sales	$ 24,785	$ 27,004	$ 65,481	$ 70,798

Income (Loss) from Continuing Operations before Income Tax (Benefit)	(567)	127	(3,745)	(3,702)

Income (Loss) from Continuing Operations	(567)	127	(3,745)	(2,487)

Income from Discontinued Operations	-	-	-	300

Net Income (Loss)	$ (567)	$ 127	$ (3,745)	$ (2,187)

Share and per share information:
Basic and Fully-Diluted Weighted Average Common Shares Outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic and Fully-Diluted Net Income (Loss) per Common Share Outstanding:
Income (Loss) from Continuing Operations	$ (.10)	$ .02	$ (.68)	$ (.45)
Income from Discontinued Operations	-	-	-	.05
Net Income (Loss)	$ (.10)	$ .02	$ (.68)	$ (.40)

        Net sales for the quarter and nine months ended September 30, 2003 decreased 8.2% and 7.5% respectively, both as compared to the prior year. Net sales for the quarter were impacted by lower shipments of the Company's jewelry and personal leather goods merchandise to department store customers. The decrease was primarily due to rollouts during last year's third quarter of certain new jewelry and small leather goods packaging concepts and holiday gift programs which were not shipped to the same extent in 2003. The decrease for the nine-month period was mainly due to lower

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November 13, 2003	SWANK, INC.
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shipments of belts and personal leather goods to department stores. The decrease was principally attributable to relatively heavy shipments made during the first half of 2002 in connection with the rollout of new product and packaging concepts associated with the Company's "Geoffrey Beene" and "Tommy Hilfiger" branded collections as well as in connection with certain private label programs.

        The sales decrease for the nine months ended September 30, 2003 was partially offset by an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $2,069,000 for the year to date period ending September 30, 2003 compared to an increase of $505,000 for the corresponding nine-month period last year. The adjustment in 2003 reflected the Company's more favorable return experience stemming from fewer promotional events and product transitions during the spring 2003 selling season compared to the prior year.

        Commenting on the results for the quarter, Mr. Tulin said "The decrease in net sales during the quarter reflected a temporary increase last year due to initial shipments of new product and packaging concepts that were not necessarily matched in 2003. In addition, the Company shipped certain holiday gift programs during last year's third quarter that were not continued into 2003 because they failed to achieve the Company's targeted profitability goals." Mr. Tulin continued, "We have recently restructured our sales and merchandising groups to emphasize the development of incremental revenue streams from alternative distribution channels and anticipate that this initiative will begin paying dividends next spring. We also expect that changes in the Company's inventory planning and sourcing organizations with regard to belts will enhance the profitability of that business beginning early next year and yield additional savings resulting from more effective inventory management. At the same time, we recognize the need to reduce costs in all aspects of our business and will be taking further steps to address this issue over the next several months."

        Mr. Tulin noted that the Company had recently made the decision to cease belt manufacturing operations at its Norwalk, CT production facility. He commented that the plant was slated for closure by the end of the fourth quarter and that the Company's merchandise requirements would be sourced

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November 13, 2003	SWANK, INC.
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from third-party vendors. "Although we have successfully produced belts in Norwalk for 30 years, the fixed costs associated with operating a major manufacturing facility coupled with our desire to provide additional value to our retail customers has forced us to find alternative sources of supply," he said. "We anticipate that the closure of the facility will reduce the Company's overall cost structure and lead to an improvement in the performance of our belt lines." The Company recorded a restructuring charge of $116,000 during the third quarter in connection with the termination of its belt manufacturing operations and anticipated additional restructuring charges of approximately $64,000 to be recorded during the fourth quarter.

        Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank manufactures and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also manufactures and distributes men's jewelry and leather items for distribution under private labels.

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